    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 9, 1997


                                                      REGISTRATION NO. 333-38753
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          ---------------------------


                                AMENDMENT NO. 4

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                          ---------------------------

                           KING PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

           TENNESSEE                           2834                          54-1684963
(State or other jurisdiction of    (Primary Standard Industrial           (I.R.S. Employer
 incorporation or organization)    Classification Code Number)         Identification Number)

           501 FIFTH STREET, BRISTOL, TENNESSEE 37620, (423) 989-8000 (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                                JOHN M. GREGORY
                           KING PHARMACEUTICALS, INC.
                                501 FIFTH STREET
                            BRISTOL, TENNESSEE 37620
                                 (423) 989-8001
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                          ---------------------------
                                   COPIES TO:

     LINDA M. CROUCH, ESQ.           JOHN A. A. BELLAMY, ESQ.         DAVID J. BEVERIDGE, ESQ.
   BAKER, DONELSON, BEARMAN &       KING PHARMACEUTICALS, INC.          SHEARMAN & STERLING
            CALDWELL                     501 FIFTH STREET               599 LEXINGTON AVENUE
 2000 FIRST TENNESSEE BUILDING       BRISTOL, TENNESSEE 37620         NEW YORK, NEW YORK 10022
       165 MADISON AVENUE                 (423) 989-8010                   (212) 848-4000
    MEMPHIS, TENNESSEE 38103
         (901) 577-2262

                          ---------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                          ---------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                                EXPLANATORY NOTE



     This Amendment No. 4 is being filed solely for the purpose of amending Items 13 and 16 of Part II of the Registration Statement (Registration No. 333-38753) and the filing of certain additional exhibits. This Amendment No. 4 does not contain a copy of the Prospectus included in the Registration Statement, which is unchanged from Amendment No. 3 filed on December 8, 1997.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


SEC Registration Fee........................................  $   58,501
NASD Filing Fee.............................................      18,440
Nasdaq National Market Listing Fee..........................       1,000
Transfer Agent's Fee........................................      15,000
Blue Sky Fees and Expenses..................................      10,000
Printing and Engraving......................................     125,000
Accounting Fees and Expenses................................     175,000
Legal Fees and Expenses.....................................     150,000
Advisor Fees................................................   1,121,800
Miscellaneous...............................................     150,259
                                                              ----------
Total.......................................................  $1,825,000
                                                              ==========


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Tennessee Code Annotated Sections 48-18-501 through 48-18-509 authorize a corporation to provide for the indemnification of officers, directors, employees and agents in terms sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. The Company has adopted the provisions of the Tennessee statute pursuant to Paragraph 9 of its Amended and Restated Charter. Also, the Company will have upon consummation of the offering a "Directors' and Officers' Liability Insurance Policy" which provides coverage sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     The following information reflects sales by the Company of unregistered securities within the past three years. Share amounts and designations have been adjusted for the stock split effected October 1997. The issuance by the Company of the securities sold in the transactions referenced below were not registered under the Securities Act of 1933, pursuant to the exemption contemplated in
Section 4(2) thereof, for transactions not involving a public offering. The consideration paid to the Company in respect of each issuance was cash, unless otherwise indicated.

     In November 1994, an aggregate of 7,448,000 shares of the Company's Common Stock was issued to Randall J. Kirk, Jefferson J. Gregory, C.B.B., L.L.C., A. Willard Lester, John M. Gregory and Joseph R. Gregory in exchange for 76,000 shares of General Injectables and Vaccines, Inc. These securities were issued pursuant to the exemption available under Section 4(2) of the Securities Act of 1933 (the "1933 Act").

     In October 1995, an aggregate of approximately 1.1 million shares of the Company's Common Stock was issued to John M. Gregory in exchange for 40,000 shares of the Company's Preferred Stock originally purchased for $800,000.00. These securities were issued pursuant to the exemption available under Section 4(2) of the 1933 Act.

     From January through October 1996, an aggregate of approximately 727,000 shares of the Company's Common Stock was issued to approximately 200 employees of the Company under the Company's Employee Stock Purchase Plan. All such shares were issued for $1.07 cash per share. These securities were issued pursuant to the exemption available under Section 4(2) of the 1933 Act.

     In December 1996, the Company issued an additional approximately 2,500,000 shares of its Common Stock pursuant to a 15.0% stock dividend. These securities were issued pursuant to the exemption available under Section 4(2) of the 1933 Act.

     In October 1996, certain members of management and other existing shareholders purchased approximately 3.9 million shares of the Company's Common Stock for a purchase price of $1.07 per share. These securities were issued pursuant to the exemption available under Section 4(2) of the 1933 Act.

     In March 1997, 8,532,594 shares of the Company's Common Stock were issued to The United Company in exchange for $8,750,000 in cash ($1.03 per share). These securities were issued pursuant to the exemption available under Section 4(2) of the 1933 Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

EXHIBIT
NUMBER         DESCRIPTION
-------        -----------
  *1.1     --  Form of Underwriting Agreement.
   3.1     --  Amended and Restated Charter of King Pharmaceuticals, Inc.
   3.1(a)  --  Second Amended and Restated Charter of King Pharmaceuticals,
               Inc.
   3.2     --  Bylaws of King Pharmaceuticals, Inc., as amended.
   3.2(a)  --  Amended and Restated Bylaws of King Pharmaceuticals, Inc.
   4.1     --  Specimen Common Stock Certificate.
   4.2     --  Form of Rights Agreement by and between King
               Pharmaceuticals, Inc. and Union Planters National Bank.
  *5.1     --  Opinion of Baker, Donelson, Bearman & Caldwell, P.C.
  10.1     --  Promissory Note between RSR Acquisition Corporation
               (predecessor to King Pharmaceuticals, Inc.) and RSR
               Laboratories, Inc., dated December 28, 1993, in the amount of $3,500,000.
  10.2     --  Promissory Note between King Pharmaceuticals, Inc., and
               General Injectables and Vaccines, Inc., dated October 6,
               1994, in the amount of $4,700,000.
  10.3     --  Loan Agreement between King Pharmaceuticals, Inc., and First
               Tennessee Bank National Association, dated April 30, 1996;
               associated Master Note in the amount of $3,500,000;
               associated Promissory Note in the amount of $2,500,000.
  10.4     --  Promissory Note between Monarch Pharmaceuticals, Inc. and
               Roberts Laboratories, Inc., dated October 2, 1996, in the
               amount of $5,500,000.
  10.5     --  Loan Agreement by and among Monarch Pharmaceuticals, Inc.,
               King Pharmaceuticals, Inc., and First Tennessee Bank
               National Association, dated January 21, 1997; associated
               Promissory Note in the amount of $1,750,000.
  10.6     --  Loan Agreement by and among Monarch Pharmaceuticals, Inc.,
               King Pharmaceuticals, Inc., and First Tennessee Bank
               National Association, dated January 29, 1997; associated
               Promissory Note in the amount of $1,750,000.
  10.7     --  Promissory Note between King Pharmaceuticals, Inc., and
               Signet Bank in the amount of $1,500,000, dated March 19,
               1997.
  10.8     --  Promissory Note between King Pharmaceuticals, Inc., and The
               United Company, dated March 17, 1997, in the amount of
               $1,750,000.
  10.9     --  Loan Agreement by and among Monarch Pharmaceuticals, Inc.,
               King Pharmaceuticals, Inc., and First Tennessee Bank
               National Association, dated March 20, 1997; associated
               Promissory Note in the amount of $5,000,000.
 10.10     --  Loan and Security Agreement by and between King
               Pharmaceuticals, Inc. and First American National Bank,
               dated August 21; associated Revolving Credit Note in the
               principal amount of $2,975,000; and associated Term
               Promissory Note in the principal amount of $1,025,000.
 10.11     --  Loan Agreement by and among King Pharmaceuticals, Inc.,
               Monarch Pharmaceuticals, Inc., and First Tennessee Bank
               National Association, dated September 10, 1997; associated
               Promissory Note in the amount of $8,500,000.

EXHIBIT
NUMBER         DESCRIPTION
-------        -----------
 10.12     --  Asset Purchase Agreement by and among King Pharmaceuticals,
               Inc., King Pharmaceuticals of Nevada, Inc. and Mallinckrodt
               Chemical, Inc. for the disposition of the Anexsia Product
               Line, dated December 13, 1995.
*10.12(a)  --  Toll Manufacturing Agreement for APAP/Hydrocodone Bitartrate
               Tablets by and between Mallinckrodt Chemical, Inc. and King
               Pharmaceuticals, Inc.
 10.13     --  Agreement between King Pharmaceuticals, Inc. and Ernest C.
               Bourne dated July 30, 1997.
 10.14     --  1997 Incentive and Nonqualified Stock Option Plan for
               Employees of King Pharmaceuticals, Inc.
*10.15     --  $52,000,000 Credit Agreement among King Pharmaceuticals,
               Inc. and General Electric Capital Corporation, as Agent, for
               certain Lenders dated November 26, 1997.
  11.1     --  Statement regarding Computation of Per Share Earnings.
  21.1     --  Subsidiaries of the Registrant.
  23.1     --  Consent of Baker, Donelson, Bearman & Caldwell, P.C.
               (included as Exhibit 5.1).
  23.2     --  Consent of Coopers & Lybrand L.L.P.
  23.3     --  Consent of Price Waterhouse LLP.
  24.1     --  Powers of Attorney (included on the signature page of this
               Registration Statement).
  27.1     --  Financial Data Schedule (for SEC use only).
  27.2     --  Financial Data Schedule (for SEC use only).


------------------------------


* Filed herewith.


     (b) Financial Statement Schedules -- Not applicable

ITEM 17.  UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant for expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes that:

          (i) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (ii) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (iii) It will provide to the underwriters at the closing(s) specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 4 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Bristol, State of Tennessee on December 9, 1997.


                                          KING PHARMACEUTICALS, INC.

                                          By:      /s/ JOHN M. GREGORY
                                            ------------------------------------
                                                      John M. Gregory
                                                 Chairman of the Board and
                                                  Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



                      SIGNATURE                                   TITLE                   DATE
                      ---------                                   -----                   ----

/s/ JOHN M. GREGORY                                    Chairman of the Board and     December 9, 1997
-----------------------------------------------------    Chief Executive Officer
     John M. Gregory                                     (principal executive
                                                         officer)

/s/ BRIAN G. SHRADER                                   Chief Financial Officer       December 9, 1997
-----------------------------------------------------    (principal financial and
     Brian G. Shrader                                    accounting officer)

*                                                      Director                      December 9, 1997
-----------------------------------------------------
     Joseph R. Gregory

*                                                      Director                      December 9, 1997
-----------------------------------------------------
     Jefferson J. Gregory

*                                                      Director                      December 9, 1997
-----------------------------------------------------
     Ernest C. Bourne

*                                                      Director                      December 9, 1997
-----------------------------------------------------
     Lois A. Clarke

*                                                      Director                      December 9, 1997
-----------------------------------------------------
     D. Greg Rooker

*                                                      Director                      December 9, 1997
-----------------------------------------------------
     Ted G. Wood

                                                       Director
-----------------------------------------------------
     Frank W. De Friece, Jr.

* /s/JOHN M. GREGORY
  ---------------------------------------------------
       As Attorney-in-Fact

                   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


EXHIBIT
NUMBER         DESCRIPTION
-------        -----------
  *1.1     --  Form of Underwriting Agreement
   3.1     --  Amended and Restated Charter of King Pharmaceuticals, Inc.
   3.1(a)  --  Second Amended and Restated Charter of King Pharmaceuticals,
               Inc.
   3.2     --  Bylaws of King Pharmaceuticals, Inc., as amended.
   3.2(a)  --  Amended and Restated Bylaws of King Pharmaceuticals, Inc.
   4.1     --  Specimen Common Stock Certificate.
   4.2     --  Form of Rights Agreement by and between King
               Pharmaceuticals, Inc. and Union Planters National Bank.
  *5.1     --  Opinion of Baker, Donelson, Bearman & Caldwell, P.C.
  10.1     --  Promissory Note between RSR Acquisition Corporation
               (predecessor to King Pharmaceuticals, Inc.) and RSR
               Laboratories, Inc., dated December 28, 1993, in the amount of $3,500,000.
  10.2     --  Promissory Note between King Pharmaceuticals, Inc., and
               General Injectables and Vaccines, Inc., dated October 6,
               1994, in the amount of $4,700,000.
  10.3     --  Loan Agreement between King Pharmaceuticals, Inc., and First
               Tennessee Bank National Association, dated April 30, 1996;
               associated Master Note in the amount of $3,500,000;
               associated Promissory Note in the amount of $2,500,000.
  10.4     --  Promissory Note between Monarch Pharmaceuticals, Inc. and
               Roberts Laboratories, Inc., dated October 2, 1996, in the
               amount of $5,500,000.
  10.5     --  Loan Agreement by and among Monarch Pharmaceuticals, Inc.,
               King Pharmaceuticals, Inc., and First Tennessee Bank
               National Association, dated January 21, 1997; associated
               Promissory Note in the amount of $1,750,000.
  10.6     --  Loan Agreement by and among Monarch Pharmaceuticals, Inc.,
               King Pharmaceuticals, Inc., and First Tennessee Bank
               National Association, dated January 29, 1997; associated
               Promissory Note in the amount of $1,750,000.
  10.7     --  Promissory Note between King Pharmaceuticals, Inc., and
               Signet Bank in the amount of $1,500,000, dated March 19,
               1997.
  10.8     --  Promissory Note between King Pharmaceuticals, Inc., and The
               United Company, dated March 17, 1997, in the amount of
               $1,750,000.
  10.9     --  Loan Agreement by and among Monarch Pharmaceuticals, Inc.,
               King Pharmaceuticals, Inc., and First Tennessee Bank
               National Association, dated March 20, 1997; associated
               Promissory Note in the amount of $5,000,000.
 10.10     --  Loan and Security Agreement by and between King
               Pharmaceuticals, Inc. and First American National Bank,
               dated August 21; associated Revolving Credit Note in the
               principal amount of $2,975,000; and associated Term
               Promissory Note in the principal amount of $1,025,000.
 10.11     --  Loan Agreement by and among King Pharmaceuticals, Inc.,
               Monarch Pharmaceuticals, Inc., and First Tennessee Bank
               National Association, dated September 10, 1997; associated
               Promissory Note in the amount of $8,500,000.
 10.12     --  Asset Purchase Agreement by and among King Pharmaceuticals,
               Inc., King Pharmaceuticals of Nevada, Inc. and Mallinckrodt
               Chemical, Inc. for the disposition of the Anexsia Product
               Line, dated December 13, 1995.
*10.12(a)  --  Toll Manufacturing Agreement for APAP/Hydrocodone Bitartrate
               Tablets by and between Mallinckrodt Chemical, Inc. and King
               Pharmaceuticals, Inc.
 10.13     --  Agreement between King Pharmaceuticals, Inc. and Ernest C.
               Bourne dated July 30, 1997.
 10.14     --  1997 Incentive and Nonqualified Stock Option Plan for
               Employees of King Pharmaceuticals, Inc.
*10.15     --  $52,000,000 Credit Agreement among King Pharmaceuticals,
               Inc. and General Electric Capital Corporation, as Agent, for
               certain Lenders dated November 26, 1997.
  11.1     --  Statement regarding Computation of Per Share Earnings
  21.1     --  Subsidiaries of the Registrant
  23.1     --  Consent of Baker, Donelson, Bearman & Caldwell, P.C.
               (included as Exhibit 5.1)
  23.2     --  Consent of Coopers & Lybrand L.L.P.
  23.3     --  Consent of Price Waterhouse LLP.
  24.1     --  Powers of Attorney (included on the signature page of this
               Registration Statement).
  27.1     --  Financial Data Schedule (for SEC use only)
  27.2     --  Financial Data Schedule (for SEC use only)


------------------------------


* Filed herewith.